UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 9, 2024
DZS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
5700 Tennyson Parkway, Suite 400
Plano, TX 75024
(Address of Principal Executive Offices, Including Zip Code)
(469) 327-1531
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	DZSI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 11, 2024, the Board of Directors (the “Board”) of DZS Inc. (the “Company”) elected Brian Chesnut to serve as the Company’s interim Chief Financial Officer. Mr. Chesnut will also continue in his role as the Company’s Chief Accounting Officer. The Board removed Misty Kawecki as the Company’s Chief Financial Officer at such time. Mr. Chesnut, age 46, brings to the Company nearly 15 years of accounting leadership experience. The Board and Ms. Kawecki also agreed to amend her employment agreement with the Company (the “Amended Employment Agreement”), which is discussed in greater detail below.
Mr. Chesnut has served as Chief Accounting Officer of the Company since April 22, 2024. Prior to joining the Company, Mr. Chesnut was the Vice President and Head of Corporate Accounting for Continental Battery Systems (“Continental”) from 2022 to 2024, where he helped manage $1 billion in revenue for Continental’s U.S. and Canadian divisions, led a successful Enterprise Resource Planning implementation to combine seven legacy companies and established internal controls to improve financial statement reporting. Mr. Chesnut also served in various senior management roles with several public companies which included Jacobs Engineering from 2019 to 2022, where he designed and implemented a consolidation process to improve reporting on $1.5 billion in revenue from Jacobs’ joint ventures. Mr. Chesnut received his Masters of Accounting from the University of Utah along with dual Bachelors degrees in Accounting and Finance. He is a Certified Public Accountant (CPA). He is licensed in the states of Texas and Utah.
The Amended Employment Agreement provides that Ms. Kawecki will receive certain compensation in the event that she resigns for “good reason” or her employment is terminated by the Company for any reason other than by reason of death, disability or “cause” (each, a “Qualifying Termination”). In the event Ms. Kawecki’s employment is terminated by reason of a Qualifying Termination, Ms. Kawecki will be entitled to receive (i) her base salary through the date of termination, reimbursable business expenses in accordance with company policies, and any accrued, vested benefits, in each case to the extent not previously paid, (ii) (x) salary continuation payments of six (6) months based upon Ms. Kawecki’s annual salary as in effect immediately prior to the date of termination, plus (y) Ms. Kawecki’s bonus for the quarter in which the termination occurs based on actual Company performance, and (iii) the Company will pay her COBRA coverage for the twelve month period following the date of termination, should she elect COBRA continuation coverage of medial and/or dental benefits.
The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
There were no arrangements or understandings between Mr. Chesnut and any other person pursuant to which Mr. Chesnut was appointed as an officer of the Company. There are no family relationships between Mr. Chesnut and any director or executive officer of the Company, and he has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. No material changes have been made to Mr. Chesnut’s compensation in connection with his appointment as interim Chief Financial Officer.
On September 13, 2024, the Company issued a press release announcing Mr. Chesnut’s appointment, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Amended to Employment Agreement dated September 12, 2024, by and between DZS Inc. and Misty D. Kawecki.
99.1	Press Release dated September 13, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2024	DZS Inc.

	By:	/s/ Justin Ferguson
Justin Ferguson
Chief Legal Officer